Exhibit 10.13

Randall C. Schatzman, Ph.D.
Chief Executive Officer and Board Director
Bolt Biotherapeutics

March 16, 2020

Edith A. Perez, M.D.

Dear Edith:

Bolt is pleased to offer you a position with Bolt Biotherapeutics, Inc. (the “Company”). If you decide to join us, the terms of your employment will be as follows:

Title:	Chief Medical Officer

Supervisor:	Chief Executive Officer

Offer Expiration:	This offer expires seven on March 17, 2020

Annual salary:	Four Hundred Thousand dollars ($400,000)

Pay Frequency:	You will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Target Bonus:	You will be eligible to receive an annual target bonus of thirty-five percent (35%) of your effective base salary on a calendar year basis (pro-rated for a partial year based upon your actual start date with Bolt). The actual amount of your annual bonus will be comprised of two components: i) your individual performance; ii) the Company’s overall performance.

Bonus terms:	You must be employed at the time of payment of any such bonus except in the event of termination without Cause or voluntary resignation for Good Reason.

Sign-On Bonus:	The Company is pleased to provide you with a sign-on bonus of $175,000. This sum is subject to applicable taxes and will be included in the second paycheck following your start date. The sign-on bonus is contingent on you remaining in employment with the company for a minimum period of two (2) years from your start date, unless your employment is terminated at the company’s discretion or you should voluntarily resign for Good Reason. Should you decide in the first two years of employment to leave the company, you will be required to repay the bonus according to the following schedule:

• Before the first anniversary of your new hire date, 100% bonus repayment

• After one year (1) but before the second anniversary of your hire date, 50% of the bonus will require repayment

Travel Allowance	The Company will provide you with a travel allowance of $1,000 per month (less applicable taxes). The travel allowance will be added to your paycheck monthly for as long as you are an employee of the Company.

Stock options:	Subject to board approval, the Company will grant you an option to purchase 1,575,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This grant will be presented to the Board for approval at the first meeting of the Company’s Board of Directors following your start date. This option grant shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Severance	In the event of termination without cause or voluntary resignation for Good Reason, the Company will provide you with nine (9) months of salary to be paid in a lump sum, nine (9) months of COBRA reimbursement, and a pro-rated bonus.

Double Trigger Accelerated Vesting	“Good Reason” is defined as: material breach of the terms and conditions of this offer letter, change in reporting line to anyone other than the Chief Executive Officer or in the absence of a CEO another acting head official of the Company, material reduction of authority, duties, or responsibilities or change in title reflective of such reduction (meaning the assignment to the executive of any duties, the reduction of the executive’s duties or the removal of the executive from his or her position and responsibilities, either of which results in a material diminution of executive’s authority, duties or responsibilities with the Company as in effect immediately prior to such change), provided that a material reduction solely because Bolt is acquired by a larger entity (for example, if a CMO of Bolt remains CMO following a change in control but is not made the CMO of the acquiring corporation) will not constitute Good Reason, provided that in the event the Company is acquired by a larger organization, executive’s level of duties and responsibilities with respect to the business of the Company which may be at a subsidiary level or divisional unit of a larger combined company, remains substantially similar as prior to such acquisition. Material reduction (at least 5% or more) of your gross Annual Salary, unless pursuant to a salary reduction program applicable to the Company’s senior management team; or change in worksite of more than 50 miles (as applicable). Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

Vacation:	Four weeks accrued on an annual basis.

As an employee, you will also be eligible to receive certain employee benefits. During the period of your full-time employment by the Company, you shall be eligible for the Company’s basic employment benefits to the extent they are generally available to all Company employees, such as medical, dental and vision insurance, sick leave and holidays. You shall also be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees. The Company may modify or cancel benefits from time to time as it deems appropriate in its sole discretion. In addition, you will be entitled with respect to your acts or failures to act during your employment to liability insurance coverage on the same basis as other managers and officers of the Company.

You should note that the Company may modify job titles, salaries, annual target bonus, benefits, reporting relationships and other terms of employment from time to time as it deems necessary or useful (without waiver of executive’s right to claim such changes constitute a material breach of this offer letter and exercise Good Reason accordingly.)

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least three weeks prior written notice.

The Company may undertake a background investigation, degree verification and reference checks in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and Authorization for important disclosures and a written authorization form.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. However, the Company acknowledges that you are entitled to maintain your working relationship with Mayo Clinic, and attend certain academic meetings and nonprofit activities as long as they do not pose a conflict of interest or interfere with carrying out your job responsibilities at Bolt, as specified on the attached disclosure. Any other external activity would be directly discussed with the Bolt CEO prior to initiation or continuation. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be April 1, 2020 or as otherwise agreed. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by March 17, 2020. This letter, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you.

We look forward to your favorable reply and to working with you at Bolt Biotherapeutics, Inc.

Sincerely,

/s/ Randall Schatzman
Randall C. Schatzman, Ph.D.
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Edith Perez
Printed Name:	Edith A. Perez, M.D.
Date:	3/17/2020

Enclosures

Employment, Confidential Information, Invention Assignment and Arbitration

Agreement

Notice to Employee / Nonexempt Employees (California Labor Code section 2810.5)

available at: http://www.dir.ca.gov/dlse/LC2810.5Notice.pdf

Background and Credit Check Disclosure and Authorization

Summary of Rights Under Federal and California Law

SCHEDULE A

Approved Activities List

I.	Mayo Clinic travel days (flexible 2 per months)

II.	IFODS academic meetings

III.	Hem-Onc Reviews academic meetings

IV.	Non-profit activities (Stand up to Cancer, Donna Foundation Emeritus Board)

Bolt Biotherapeutics, Inc.

Background Check Disclosure and Authorization

I hereby authorize Bolt Biotherapeutics, Inc. (the “Company”) and/or any credit reporting agency or investigative consumer reporting agency directed by the Company to obtain my “consumer report” as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681a, and/or “investigative consumer report” as defined by the FCRA, 15 U.S.C. § 1681a, and California Civil Code § 1786.2(c). I understand that a consumer report and/or investigative consumer report may be used for employment purposes, and that such a report includes information gathered by a reporting agency as to my character, general reputation, personal characteristics, or mode of living. I understand that this consumer report or investigative consumer report may include inquiries regarding my work history, court records, including criminal conviction record, as permitted by law, driving record, and references obtained from neighbors, friends and personal and professional associates. I understand that this report may also include an investigation of whether I violated any employment law.

I hereby authorize all previous employers, educational institutions, consumer reporting agencies and other persons or entities having information about me to provide such information to the Company or such other entity that obtains information for the Company. I further fully release the Company, its employees, officers, directors, investors, agents, administrators, affiliates, divisions and predecessors and successor corporations, and all other parties involved in conducting this background investigation, including but not limited to investigators, credit agencies and those companies or individuals who provide information to the Company concerning me, from any liability whatsoever related to the process or results of the background investigation and waive any such claims.

I understand that I may receive a free copy of any consumer report about me procured by the Company.

I understand that I have the right, upon written request to the Company made within a reasonable period of time (not to exceed 30 days) after receipt of this notice to receive a written disclosure of the nature and scope of any investigation.

If a consumer investigative report is obtained and an adverse decision is made affecting my employment, the Company will provide to me, before making the adverse decision, a copy of the investigative consumer report and a description in writing of my rights under the Fair Credit Reporting Act.

Pursuant to California Civil Code section 1786.22, I may view the file maintained on me by the consumer reporting agency named above during normal business hours. I may also obtain a copy of this file upon submitting proper identification and paying the costs of duplication services, by appearing at the Consumer reporting agency in person, by mail, or by telephone. The agency is required to have personnel available to explain my file to me and the agency must explain to me any coded information appearing in my file. If I appear in person, a person of my choice may accompany me, provided this person furnishes proper identification.

I UNDERSTAND THAT THIS AUTHORIZATION IS NOT AN OFFER FOR EMPLOYMENT BY THE COMPANY OR A CONTRACT FOR EMPLOYMENT WITH THE COMPANY. I FURTHER UNDERSTAND THAT IF OFFERED EMPLOYMENT THAT SUCH EMPLOYMENT SHALL BE AT-WILL AND THAT THIS AUTHORIZATION DOES NOT ALTER THE AT-WILL NATURE OF MY EMPLOYMENT IN ANY MANNER WHATSOEVER.

I have received, read and understand this disclosure regarding the Company’s procurement of consumer reports. I acknowledge that a fax or copy of this Disclosure and Authorization bearing my signature shall be as valid as the original. This Disclosure and Authorization is valid for any consumer report or investigative consumer report requested at any time during the tenure of my potential employment. This release is valid for all federal, state, county and local agencies and authorities. I acknowledge that I have received a copy of the Summary of Rights pursuant to the Fair Credit Reporting Act.

(Date)	(Applicant Signature)

Social Security Number	(Print Name)

☐	By checking this box, I request to receive a copy of the investigative consumer report obtained by the Company. This report will be provided to me without charge.

A Summary of Your Rights

Under California and Federal Law

The federal Fair Credit Reporting Act (FCRA) and its California counterpart are designed to promote accuracy, fairness, and privacy of information in the files of every “consumer reporting agency” (CRA). There are many types of CRAs, including credit bureaus and specialty agencies (such as agencies that sell information about check writing histories, medical records, and rental history records). The FCRA gives you specific rights, as outlined below. You may have additional rights under state law. The text of California’s Consumer Credit Reporting Agencies Act is located at California Civil Code §1785 et seq., and the Investigative Consumer Reporting Agencies is located at California Civil Code §1786 et seq. You may contact a state or local consumer protection agency or a state attorney general to learn those rights. Here is a summary of your major rights under the FCRA. For more information, including information about additional rights, go to www.ftc.gov/credit or write to: Consumer Response Center, Room 130-A, Federal Trade Commission, 600 Pennsylvania Avenue N.W., Washington, D.C. 20580.

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You must be told if information in your file has been used against you. Anyone who uses information from a CRA to deny your application for credit, insurance, or employment – or to take another adverse action against you — must tell you, and give you the name, address, and phone number of the CRA that provided the information.

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You have the right to know what is in your file. You may request and obtain all the information about you in the files of a consumer reporting agency (your “file disclosure”). You will be required to provide proper identification, which may include your Social Security number. In many cases, the disclosure will be free. You are entitled to a free file disclosure if:

•	A person has taken adverse action against you because of information in your credit report;

•	You are the victim of identity theft and place a fraud alert in your file;

•	Your file contains inaccurate information as a result of fraud;

•	You are on public assistance;

•	You are unemployed but expect to apply for employment within 60 days.

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You have the right to ask for a credit score. Credit scores are numerical summaries of your credit-worthiness based on information from credit bureaus. You may request a credit score from CRAs that create scores or distribute scores used in residential real property loans, but you will have to pay for it. In some mortgage transactions, you will receive credit score information for free from the mortgage lender.

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You can dispute incomplete or inaccurate information with the CRA. If you identify information in your file that is incomplete or inaccurate, and report it to the CRA, the CRA must investigate unless your dispute is frivolous. See www.ftc.gov/credit for an explanation of dispute procedures.

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CRAs must correct or delete inaccurate, incomplete or unverifiable information. Inaccurate, incomplete or unverified information must be removed or corrected, usually within 30 days. However, a CRA may continue to report information it has verified as accurate.

•	CRAs may not report outdated negative information. In most cases, a CRA may not report negative information that is more than seven years old, or bankruptcies that are more than ten years old.

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Access to your file is limited. A CRA may provide information about you only to people with a need recognized by the FCRA — usually to consider an application with a creditor, insurer, employer, landlord, or other business. The FCRA specifies those with a valid need for access.

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You must give your consent for reports to be provided to employers. A CRA may not give out information about you to your employer, or a potential employer, without your written consent given to the employer. A CRA may not report medical information about you to creditors, insurers, or employers without your permission. Written consent generally is not required in the trucking industry. For more information, go to www.ftc.gov/credit.

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You may limit “prescreened” offers of credit and insurance you get based on information in your credit report. Unsolicited “prescreened” offers for credit and insurance must include a toll-free number you can call if you choose to remove your name and address from the lists these offers are based on. You may opt-out with the nationwide credit bureaus at 1-888-5-OPTOUT (1-888567-8688).

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You may seek damages from violators. If a CRA, a user or (in some cases) a user of consumer reports or a furnisher of information to a consumer reporting agency, violates the FCRA, you may be able to sue in state or federal court.

•	Identity theft victims and active duty military personnel have additional rights. For more information visit www.ftc.gov/credit.

The FCRA gives several different federal agencies authority to enforce the FCRA:

TYPE OF BUSINESS:	CONTACT:
CRAs, creditors and others not listed below	Federal Trade Commission: Consumer Response Center - FCRA Washington, DC 20580 1-877-382-4357 (Toll-Free)

National banks, federal branches/agencies of foreign banks (word “National” or initials “N.A.” appear in or after bank’s name)	Office of the Comptroller of the Currency Compliance Management, Mail Stop 6-6 Washington, DC 20219 800-613-6743

Federal Reserve System member banks (except national banks, and federal branches/agencies of foreign banks)	Federal Reserve Board: Division of Consumer & Community Affairs Washington, DC 20551 202-452-3693

Savings associations and federally chartered savings banks (word “Federal” or initials “F.S.B.” appear in federal institution’s name)	Office of Thrift Supervision: Consumer Complaints Washington, DC 20552 800-842-6929

Federal credit unions (words “Federal Credit Union” appear in institution’s name)	National Credit Union Administration 1775 Duke Street, Alexandria, VA 22314 703-519-4600

State-chartered banks that are not members of the Federal Reserve System	Federal Deposit Insurance Corporation Consumer Response Center, 2345 Grand Avenue, Suite 100 Kansas City, MO 64108-2638 877-275-3342

Air, surface, or rail common carriers regulated by former Civil Aeronautics Board or Interstate Commerce Commission	Department of Transportation, Office of Financial Management Washington, DC 20590 202-366-1306

Activities subject to the Packers and Stockyards Act, 1921	Department of Agriculture: Office of Deputy Administrator - GIPSA Washington, DC 20250 202-720-7051